Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Pennsylvania Dividend Advantage Municipal Fund 2
811-10549


The annual meeting of shareholders was held in the
offices of Nuveen Investments on November 22, 2013
and subsequently adjourned to December 17, 2013.   At
this meeting the shareholders were asked to vote on the election of Board Members and the approval of an Agreement and Plan of Reorganization.

Voting results are as follows:

<c> Common and Preferred shares voting
together as a class
<c>  Preferred shares
To approve the Agreement and Plan of
Reorganization.


   For
             3,147,410
             1,247,588
   Against
                143,158
                  62,139
   Abstain
                  94,859
                  44,670
   Broker Non-Votes
             2,107,803
                946,308
      Total
             5,493,230
             2,300,705




Proxy materials are herein
incorporated by reference
to the SEC filing on August 29,
2013, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-13-350776.